Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2017, relating to the consolidated financial statements of Youngevity International, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K, for the year ended December 31, 2016.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
June 28, 2017